UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

November 19, 2021

Date of Report (Date of earliest event reported)

HANESBRANDS INC.

(Exact name of registrant as specified in its charter)

MARYLAND

(State or other jurisdiction of incorporation)

001-32891	20-3552316
(Commission File Number)	(IRS Employer Identification No.)

1000 East Hanes Mill Road Winston-Salem, North Carolina	27105
(Address of principal executive offices)	(Zip Code)

(336) 519-8080

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Common Stock, $0.01 Par Value	HBI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

On November 19, 2021, Hanesbrands Inc. (the “Company”), along with each of MFB International Holdings S.à r.l. (“MFB International Holdings”), and HBI Holdings Australasia Pty Ltd (f/k/a HBI Australia Acquisition Co. Pty Ltd.), wholly-owned subsidiaries of the Company, entered into a Fifth Amended and Restated Credit Agreement (the “Fifth Amended Credit Agreement”) with the various financial institutions and other persons from time to time party to the Fifth Amended Credit Agreement (the “Lenders”), Bank of America, N.A., Barclays Bank PLC, HSBC Bank USA, N.A., PNC Bank, National Association, Truist Bank, N.A. and Wells Fargo Bank, N.A., as the co-syndication agents, Fifth Third Bank, National Association, The Bank of Nova Scotia, MUFG Securities Americas Inc. and Goldman Sachs Bank USA, as the co-documentation agents, JPMorgan Chase Bank, N.A., as the administrative agent and the collateral agent, and JPMorgan Chase Bank, N.A., BOFA Securities, Inc., Barclays Bank PLC, HSBC Securities (USA) Inc., PNC Capital Markets LLC, Truist Securities Inc., and Wells Fargo Securities, LLC, as the joint lead arrangers and joint bookrunners, which amends and restates the Company’s Fourth Amended and Restated Credit Agreement, dated as of December 15, 2017 (as amended through the date hereof, the “Prior Credit Agreement”).

The Fifth Amended Credit Agreement provides for potential committed aggregate borrowings of up to $2.00 billion, consisting of: (i) a $950 million revolving loan facility (the “Revolving Loan Facility”) available to be borrowed in dollars and Euros, (ii) a $1 billion term loan a facility (the “Term Loan Facility”), and (iii) a revolving loan facility in an amount of up to the Australian dollar equivalent of $50 million (the “Australian Revolving Facility” and together with the Revolving Loan Facility and the Term Loan Facility, the “Senior Secured Credit Facility”). Additionally, subject to customary joinder conditions anticipated to be met after the Closing Date, $50 million of the Revolving Loan Facility will be available in Euros to be borrowed by HBI Italy Acquisition Co. S.R.L. (the “Euro Borrower”), a wholly-owned subsidiary of the Company. A portion of the Revolving Loan Facility is available for the issuances of letters of credit and the making of swingline loans, and any such issuance of letters of credit or making of a swingline loan will reduce the amount available under the Revolving Loan Facility.

At the Company’s option, it may add one or more tranches of term loans or increase the commitments under the Revolving Loan Facility so long as certain conditions are satisfied, including, among others, that no default or event of default is in existence, the Company is in pro forma compliance with the financial covenants set forth below and the Company’s senior secured leverage ratio is not greater than 3.50 to 1.00 on a pro forma basis after giving effect to the incurrence of such indebtedness.

The proceeds of the Revolving Loan Facility will be used for general corporate purposes and working capital needs. The proceeds of the Term Loan Facility were used to refinance existing term loan borrowings under the Prior Credit Agreement and to redeem, together with cash on hand, the Company’s 5.375% Notes due 2025 (the “Notes”). The proceeds of the Australian Revolving Facility will be used to refinance that certain Working Capital Facility Agreement, dated as of July 15, 2016 as amended by the First Amending Agreement, dated July 13, 2021, among the Australian Borrower, the other Australian subsidiaries party thereto, Westpac Banking Corporation and Westpac New Zealand Limited and for working capital and general corporate purposes (including letters of credit and bank guarantees).

The Revolving Loan Facility and the Term Loan Facility are guaranteed by substantially all of the Company’s existing and future direct and indirect U.S. subsidiaries, with certain customary or agreed-upon exceptions for certain subsidiaries. The Company and each of the guarantors under the Revolving Loan Facility and the Term Loan Facility have granted the lenders under the Senior Secured Credit Facility a valid and perfected first priority (subject to certain customary exceptions) lien and security interest in (i) the equity interests of substantially all of the Company’s direct and indirect U.S. subsidiaries and 65% of the voting securities of certain first tier foreign subsidiaries; and (ii) substantially all present and future property and assets, real and personal, tangible and intangible, of the Company and each guarantor, except for certain enumerated interests, and all proceeds and products of such property and assets.

The Australian Revolving Facility is guaranteed by the Company and substantially all of the Company’s existing and future direct and indirect U.S. subsidiaries, with certain customary or agreed-upon exceptions, as well as certain of the Company’s indirect foreign subsidiaries, including substantially all of its Australian and New Zealand subsidiaries. In connection with such guarantee, the Company and certain of the guarantors under the Australian Revolving Facility have granted the lenders under the Australian Revolving Facility a valid and perfected first priority (subject to certain customary exceptions) liens and security interest in substantially all of their assets.

The Revolving Loan Facility and the Australian Revolving Facility each mature on November 19, 2026. All borrowings under such facilities must be repaid in full upon maturity. Outstanding borrowings under either facility may be reborrowed and repaid without penalty.

The Term Loan Facility matures on November 19, 2026. Outstanding borrowings under the Term Loan Facility are repayable in equal quarterly installments of the following amounts per annum of the percentage of the original principal amount of the Term Loan Facility, with the remainder of the outstanding principal to be repaid at maturity:

Year	Percentage
1	2.5%
2	2.5%
3	5.0%
4	5.0%
5	7.5%

The Term Loan Facility requires the Company to prepay any outstanding amounts in connection with (i) the incurrence of certain indebtedness and (ii) non-ordinary course asset sales or other dispositions (including as a result of casualty or condemnation) that exceed certain thresholds in any period of twelve-consecutive months, with customary reinvestment provisions.

At the Company’s option, borrowings in U.S. dollars may be maintained from time to time as (i) “ABR” loans, which bear interest at the highest of (a) the rate last quoted by The Wall Street Journal in the U.S. as the prime rate in effect, (b) 1/2 of 1% in excess of the federal funds rate and (c) the “Adjusted LIBO Rate” (as defined in the Senior Secured Credit Facility and adjusted for maximum reserves) for LIBO-based loans with a one-month interest period plus 1.0%, in effect from time to time, in each case plus the applicable margin, or (ii) “Term Benchmark Loans,” which bear interest at the Adjusted LIBO Rate, as determined by reference to the London interbank offered rate appearing on page LIBOR01 or LIBOR02 of the Reuters screen for the respective interest period or other commercially available source designated by the Administrative Agent, in each case plus the applicable margin.

Borrowings in Euros bear interest at a rate per annum equal to the “Adjusted EURIBOR Rate” (as defined in the Senior Secured Credit Facility and adjusted for maximum reserves), as determined by reference to the euro interbank offered rate appearing on page EURIBOR01 of the Reuters screen for the respective interest period or other commercially available source designated by the Administrative Agent, in each case plus the applicable margin.

Borrowings in Australian Dollars bear interest at a rate per annum equal to the “Adjusted AUD Rate” (as defined in the Senior Secured Credit Facility and adjusted for maximum reserves), as determined by reference to the average bid reference rate for Australian dollar bills of exchange with a tenor equal in length to the respective interest period as displayed on page BBSY of Reuters Screen or other commercially available source designated by the Administrative Agent, in each case plus the applicable margin.

The applicable margin for all borrowings under the Senior Secured Credit Facility is based on the Company’s leverage ratio. When the leverage ratio is greater than or equal to 4.50 to 1.00, the applicable margin for LIBO Rate loans is 1.75% and the applicable margin for ABR loans is 0.75%. When the leverage ratio is less than 4.50 to 1.00 but greater than or equal to 3.00 to 1.00, the applicable margin for LIBO Rate loans is 1.50% and the applicable margin for ABR loans is 0.50%. When the leverage ratio is less than 3.00 to 1.00 but greater than or equal to 2.25 to 1.00, the applicable margin for LIBO Rate loans is 1.25% and the applicable margin for ABR loans is 0.25%. When the leverage ratio is less than 2.25 to 1.00, the applicable margin for LIBO Rate loans is 1.00% and the applicable margin for ABR loans is 0.00%.

The Senior Secured Credit Facility requires that the Company maintain a minimum interest coverage ratio and a maximum total debt to EBITDA (earnings before income taxes, depreciation expense and amortization), or leverage ratio. The interest coverage ratio covenant requires that the ratio of the Company’s EBITDA, as defined in the Credit Agreement, for the preceding four fiscal quarters to its consolidated total interest expense for such period shall not be less than 3.00 to 1.00 for any fiscal quarter. The leverage ratio covenant requires that the ratio of the Company’s total debt, net of unrestricted cash and cash equivalents with certain exclusions per the Credit Agreement, to its EBITDA for the preceding four fiscal quarters will not be more than 4.50 to 1.00; provided that, following a permitted acquisition in which the consideration is at least $250 million, such maximum leverage ratio covenant shall be increased to 5.00:1.00 for each fiscal quarter ending in the succeeding 12-month period following such permitted acquisition. The method of calculating all of the components used in the covenants is included in the Senior Secured Credit Facility.

The Senior Secured Credit Facility contains customary events of default, including nonpayment of principal when due; nonpayment of interest after stated grace period, fees or other amounts after stated grace period; material inaccuracy of representations and warranties; violations of covenants; certain bankruptcies and liquidations; any cross-default to material indebtedness; certain material judgments; certain events related to the Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” actual or asserted invalidity of any guarantee, security document or subordination provision or non-perfection of security interest, and a change in control (as defined in the Senior Secured Credit Facility).

The foregoing description of the Fifth Amended Credit Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Fifth Amended Credit Agreement, which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

From time to time, the financial institutions party to the Fifth Amended Credit Agreement or their affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its affiliates for which they have received, and will receive, customary fees and expenses. For example, some Lenders and/or their affiliates are parties to our accounts receivable securitization facility.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As disclosed above, on November 19, 2021, the Company entered into the Fifth Amended Credit Agreement. The information in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

On November 19, 2021 (the “Redemption Date”), the Company completed its optional redemption of all of the outstanding Notes in the original aggregate principal amount of $700,000,000. The Notes were redeemed at 1.04977%, or $1,049.77 per $1,000 principal amount of the Notes, as calculated in accordance with the terms and conditions set forth in the indenture governing the Notes.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	Fifth Amended and Restated Credit Agreement (the “Fifth Amended Credit Agreement”) by and among Hanesbrands Inc., MFB International Holdings S.à r.l., HBI Holdings Australasia Pty Ltd (f/k/a HBI Australia Acquisition Co. Pty Ltd.) and the various financial institutions from time to time party to the Fifth Amended Credit Agreement as lenders, Bank of America, N.A., Barclays Bank PLC, HSBC Bank USA, N.A., PNC Bank, National Association, Truist Bank, N.A. and Wells Fargo Bank, N.A., as the co-syndication agents, Fifth Third Bank, National Association, The Bank of Nova Scotia, MUFG Securities Americas Inc. and Goldman Sachs Bank USA, as the co-documentation agents, JPMorgan Chase Bank, N.A., as the administrative agent and the collateral agent, and JPMorgan Chase Bank, N.A., BOFA Securities, Inc., Barclays Bank PLC, HSBC Securities (USA) Inc., PNC Capital Markets LLC, Truist Securities Inc., and Wells Fargo Securities, LLC, as the joint lead arrangers and joint bookrunners.*

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K, and the Company agrees to furnish supplementally to the Commission a copy of any omitted exhibits or schedules upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANESBRANDS INC.

By:	/s/ Michael P. Dastugue
Name: Michael P. Dastugue
Title: Chief Financial Officer

Date: November 23, 2021